BlackRock Liquidity Funds: TempFund
For the Period Ended:
10/31/2007
 Pursuant to Exemptive Order ICA Release No. 15520 dated January 5, 1987, the following schedule enumerates the transactions with Merrill Lynch,
Pierce, Fenner & Smith Incorporated , for the period May 1, 2007 through October 31, 2007.

PURCHASES (IN THOUSANDS)
TRANSACTION   FACE      SECURITY DESCRIPTION     RATE   DUE DATE
   DATE     AMOUNT
05/02/07    $25,200      K2 (USA) LLC             5.24  08/02/07
05/09/07    $100,000    UBS FINANCE DELAWARE LLC  5.23  08/09/07
05/21/07    $45,000    CONCORD MINUTEMEN CAP CO   5.27  06/21/07
06/25/07    $200,000    CRC FUNDING LLC           5.33  09/10/07
07/23/07    $191,200    CRC FUNDING LLC           5.29  08/23/07
07/25/07    $124,000    KITTY HAWK FUNDING CORP   5.27  08/27/07
08/01/07    $101,570    TICONDEROGA FUNDING LLC   5.33  09/07/07
09/13/07    $150,000    NORDEA NORTH AMERICA      5.34  11/15/07
09/21/07    $50,000    BEETHOVEN FUNDING CORP     5.20  09/24/07
10/02/07    $180,000    BARTON CAPITAL LLC        5.15  11/07/07
10/24/07    $165,000    AMSTERDAM FUNDING CORP    4.87  11/26/07
10/24/07    $155,000    FALCON ASSET SEC CORP     4.85  11/26/07
10/24/07    $195,000    WINDMILL FUNDING CORP     4.87  11/26/07


SALES (IN THOUSANDS)
TRANSACTION   FACE
   DATE       AMOUNT      SECURITY DESCRIPTION    RATE  DUE DATE

08/07/07    $100,000    UBS FINANCE DELAWARE LLC  5.30  08/09/07